Exhibit 10.15

DATE

TO:        NAME

FROM:    John Berger

RE:        Option Grant

Sunnova Energy International Inc. (the “Company”) hereby grants to you, the right and option to purchase, on the terms and conditions hereinafter set forth in Appendix A (the “Terms and Conditions”), all or any part of an aggregate of [•] shares of the Common Stock, par value $0.0001 per share, of the Company at the exercise price of [•] per share (the “Options”), subject to adjustment as provided in Section 14 of the Sunnova Energy International Inc. 2019 Long-Term Incentive Plan (the “Plan”), effective as of [•] (the “Date of Grant”), exercisable from time to time as set forth in the attached Terms and Conditions, subject to the Terms and Conditions during a period expiring at the close of business on the ten (10) year anniversary of the Date of Grant (the “Expiration Date”).
By your signature and the signature of the representative of the Company below, you and the Company agree that this award of Options is granted under and governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and the Terms and Conditions, which form a part of this award letter to you (the “Award Letter”). You acknowledge and agree that by accepting this Award Letter on the Merrill Lynch intranet system, such acceptance will act as your electronic signature to this Award Letter and will constitute your acceptance of and agreement with all of the Terms and Conditions of this Award Letter and terms and conditions of the Plan. You have reviewed the Plan and this Award Letter in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Letter and fully understands all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Letter.
(Signature Page Follows)

PARTICIPANT:	SUNNOVA ENERGY INTERNATIONAL INC.

Signature	By: William J. (John) Berger

Chief Executive Officer
Print Name	Title

Appendix A
SUNNOVA ENERGY INTERNATIONAL INC.
2019 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF
OPTION GRANT

The Options” awarded to you on the Date of Grant set forth in the Award Letter by the Company are subject to the Plan, these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1.Vesting. The Options will vest in full on the third anniversary of the Date of Grant. If your employment with the Company, its subsidiaries or affiliates (collectively, the “Company Group”) terminates for any reason, all unvested and nonexercisable Options shall terminate and be forfeited.
In no event may the Options granted hereby be exercised to any extent after the Expiration Date. Any Options remaining outstanding and unexercised immediately prior to the Expiration Date shall be automatically exercised immediately prior to the Expiration Date via a broker-assisted cashless exercise or net exercise directly with the Company.
To the extent such rights shall not have been exercised and to the extent the Options were exercisable at the time of your termination of employment due to death or Disability, you (or your personal representative in the case of death) shall be entitled to exercise all or any part of any Options which were vested but unexercised as of the date of your termination of employment due to death or Disability, as applicable, during the remaining term of such Options. If your employment with the Company Group terminates for any other reason besides death, Disability or a Qualifying Retirement (as such term is defined in the Company’s Retirement Policy for Equity Awards (the “Retirement Policy”)) (and not for Cause), you shall be entitled to exercise all or any part of any Options which were vested but unexercised as of termination of employment for a period of up to three (3) months from such date of termination. For purposes of this award of Options, you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan. Upon a termination of employment for Cause, all Options shall cease to be exercisable as of the date of termination of employment.
For this purpose, “Cause” means (i) your willful failure to substantially perform the material duties of your position (other than any such failure resulting from your

Disability); (ii) your willful failure to carry out, or comply with, in any material respect any material lawful directive of the Board of Directors of the Company; (iii) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or plea of nolo contendere for a violation of federal securities laws or regulations, any felony or crime involving moral turpitude, excluding driving or traffic-related felonies; (iv) your indictment for any driving or traffic-related felony where the effect of such indictment is materially adverse to the Company or its affiliates or their respective operations, reputations or conditions; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the duties and responsibilities of your position; (vi) your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vii) your material breach of any employment agreement or equity award agreement between you and the Company or any other material agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vii), continues beyond thirty (30) days after the Company has provided you written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by you).

2.Qualifying Retirement. If you are eligible to receive retirement benefits under the Retirement Policy with respect to the Options, and your employment ends due to a Qualifying Retirement, then notwithstanding anything to the contrary in the Award Letter and these Terms and Conditions, the Options will vest and become exercisable in accordance with the Retirement Policy, provided you satisfy the terms and conditions specified in the Retirement Policy.
3.Change in Control. Notwithstanding the provisions of Section 1 of these Terms and Conditions, in the event of a Change in Control, all Options granted hereby will become automatically fully vested and immediately exercisable.
4.Exercise of Options. To exercise the Options, you must contact the Plan’s designated broker dealer specifying the number of shares to be purchased and tendering payment in cash or by certified or cashier’s check payable to the order of the Company of the full purchase price of the shares to be purchased. Pursuant to procedures established by the Company, payment may also be made with irrevocable instructions to the broker dealer to sell a sufficient portion of the shares and deliver the sale proceeds to the Company in satisfaction of the exercise price. The Company may also establish a procedure for the exercise of the Options via net exercise directly with the Company whereby you may direct the Company to withhold a number of shares of Common Stock otherwise deliverable upon the exercise of the Options sufficient to satisfy the exercise price of the Options. Payments may also be made in Common Stock or a combination of cash and Common Stock, as specified in the Plan.
5.Satisfaction of Conditions. No shares of Common Stock issuable upon the exercise of the Options shall be issued and delivered if the offering of the Common Stock covered by the Options, or the exercise of the Options violates or is not in compliance with all applicable requirements of law and the Securities and Exchange Commission pertaining to the issuance and sale of such shares, and all applicable listing requirements of any national securities exchange on which shares of the same class are then listed.
6.Rights as Shareholders. Neither you nor any other person legally entitled to exercise the Options shall be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock issuable upon any exercise of the Options unless and until such shares shall have been actually issued and delivered to you.
7.Transferability. No Option shall be transferable otherwise than by the will or by laws of descent and distribution, and all Options shall be exercisable, during your lifetime only by you.
8.No Right to Continued Employment. The grant of the Options, whether vested or unvested, shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, with or without cause or notice. Your employment shall be deemed to be continuous during any leave of absence which has been authorized by the Company Group.
9.Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any other plan or program of the Company Group.
10.Governing Documents. The Options and the Award Letter are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Award Letter. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into the Award Letter. In the event of a discrepancy between the Award Letter and the Plan, the Plan shall govern. Notwithstanding the forgoing, the retirement vesting addressed in Section 2 shall occur in accordance with the Retirement Policy and is subject to all the terms and conditions of the Retirement Policy. All the terms and conditions of the Retirement

Policy are hereby incorporated in the Award Letter. In the event of a discrepancy between the Retirement Policy, the Award Letter and the Plan, with respect to vesting on a Qualifying Retirement, the Retirement Policy shall govern.

11.Withholding. Upon an exercise of the Options hereby granted, the Company Group shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to the Options exercised (or withholding of shares may be allowed up to the maximum tax rate applicable to you). In lieu of withholding of shares of Common Stock, tax withholding may be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. Without limiting the generality of the foregoing, the Company expressly has the right to permit or require you to satisfy tax withholding obligations through the sale of a sufficient number of shares of Common Stock otherwise deliverable to you through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The sale of shares of Common Stock upon the vesting and exercise of Options may, in the Company’s discretion, be arranged by the Company on your behalf pursuant to this authorization without further consent.

12.Clawback. Notwithstanding any provision of the Plan, the Award Letter or these Terms and Conditions to the contrary, this Award and all shares of Common Stock or amounts paid or payable pursuant to or with respect to this Award shall be forfeited and/or repaid to the Company if the Committee or its designee determines, in its sole discretion, that you have taken any unlawful action detrimental to the Company or have violated Company policy. Further, for the avoidance of doubt, this Award is made fully subject to the terms of Section 20 of the Plan.
13.Parachute Payments. In the event it is determined that any payment or benefit by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Award Letter or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall first make a calculation under which such payments or benefits provided to you are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) your Net After-Tax Benefit assuming application of the 4999 Limit with (y) your Net After-

Tax Benefit without the application of the 4999 Limit and you shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which you receive or are then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company.
14.Governing Law. The Plan and the Award Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Award Letter.
15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options granted under the Plan or future Options that may be awarded under the Plan by electronic means or request you consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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